     As filed with the Securities and Exchange Commission on May 3, 1994
                                   Registration No. 33 ________

                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                     FORM S-8
                              REGISTRATION STATEMENT
                         UNDER THE SECURITIES ACT OF 1933
                        CROWN CENTRAL PETROLEUM CORPORATION
              (Exact name of registrant as specified in its charter)
     Maryland                                           52-0550682
     (State or other jurisdiction                    (I.R.S. Employer
     of incorporation or organization)             Identification No.)

                             One North Charles Street
                             Baltimore, Maryland 21201
                  (Address of principal executive offices)   (Zip Code)

                        CROWN CENTRAL PETROLEUM CORPORATION
                           1994 LONG-TERM INCENTIVE PLAN
                             (Full title of the plan)

                                        and

                        CROWN CENTRAL PETROLEUM CORPORATION
                              EMPLOYEES SAVINGS PLAN
                             (Full title of the plan)

                                 Thomas L. Owsley
                             One North Charles Street
                             Baltimore, Maryland 21201
                      (Name and address of agent for service)

                                  (410) 539-7400
           (Telephone number, including area code, of agent for service)

                          CALCULATION OF REGISTRATION FEE

                        Proposed
          Proposed       maximum
   Title of securitiesAmount to bemaximum offering
                                              g aggregate offering
                                                                Amount of
   to be registered    registered price per share1   price  registration fee

   Class B Common Stock 2,000,000     $22.3125   $44,625,000.00$15,387.93
   $5 par value
   1 Estimated solely for purposes of calculating the registration fee pursuant to Rule 451(h).

   The Proposed Maximum Aggregate Offering Price represents the price of 2,000,000 shares of Class B Common Stock based upon $22.3126 per share, the average of the high and low prices reported on the American Stock Exchange on April 26, 1994.

   In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

                         The Exhibit Index is on Page 11.

                                      PART II
                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



   Item 3.     Incorporation of Documents by Reference.

     Crown  Central  Petroleum  Corporation  (the "Registrant")  and  the  Crown
   Central Petroleum Corporation Employees Savings Plan (the "Plan"), hereby incorporate by reference the following documents filed with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934 (the "Exchange Act").

     (a) The Registrant's Annual Report on Form 10-K for the period ended December 31, 1993 (File No. 1-1059).

     (b) The description of the Registrant's Class B Common Stock in the Registrant's Form S-2, filed August 21, 1986, as amended.
     (c) The Crown Central Petroleum Corporation 1994 Long-Term Incentive Plan in the Registrant's Proxy Statement filed March 24, 1994.

     All documents subsequently filed by the Registrant and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

   Item 6.     Indemnification of Directors and Officers.

     The Maryland General Corporation Law provides that the charter of a Maryland corporation may include any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, but may not include any provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received, (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding or (iii) with respect to any action brought by or on behalf of a State governmental entity, receiver, conservator, or depositor against a director or officer of certain financial institutions.
     With respect to the liability of the Registrant's directors or officers for monetary damages to the Registrant or its stockholders, Article NINTH, Paragraph 10 of the Registrant's Agreement of Consolidation provides as follows:

     No person who is or formerly was a director or officer of the Corporation shall have any liability to the Corporation or to any stockholder of the Corporation for money damages in connection with any action, or failure to act, subsequent to February 18, 1988 in his or her capacity as a director or officer; provided, however, that nothing contained herein shall restrict or limit the liability of any person

          (a) to the extent that it is proved that such person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or

          (b) to the extent that a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding in the proceeding that such person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

     Neither the amendment nor repeal of this Paragraph (10), nor the adoption of any provision of the Charter of the Corporation inconsistent with this Paragraph (10) shall affect the liability of any director or officer, or former director or officer, of the Corporation with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
   Article 45 of the Registrant's bylaws states, as to indemnification:

     45. (a) Each person who is now, or who shall hereafter become, a director, officer, employee or agent of the Company, whether or not serving in one or more of such capacities at the time indemnification is sought or paid, and who is made a party defendant to any proceeding by reason of service in any one or more of such capacities shall be indemnified in the manner and to the maximum extent authorized by law against judgments, penalties, fines, settlements (approved by the Company) and reasonable expenses actually incurred in connection with such proceeding unless it is proved that the act or omission of such person was material to the cause of action adjudicated in the proceeding or, in the case of a settlement, to be adjudicated in the proceeding, and that (1) such act or omission (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty or (2) such person actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, such person had reasonable cause to believe the act or omission was unlawful. Such indemnification shall not be made unless authorized for a specific proceeding after a determination in accordance with Maryland law that the director, officer, employee or agent has met the standard of conduct set forth in this paragraph. Additionally, any such person who was not a director of the company at the time of the commission of the act or the omission to act which is a subject of such proceeding shall be indemnified to such further extent, if any, consistent with law, as may be provided in any contract between the Company and such person and may be indemnified, but shall not be entitled to be indemnified, to such further extent, if any, consistent with law, as may be authorized, prospectively or retroactively, by the Board of Directors, the Chairman of the Board, the President or any other officer to whom such authority is delegated by the Board of Directors, the Chairman of the Board or the President.

     (b) Payment or reimbursement in advance of the final disposition of any proceeding described in paragraph (a) of reasonable expenses incurred by any such person in defending such proceeding may be authorized by the Board of Directors or in the case of any such person who is not a director, by the Chairman of the Board, the President or any other officer to whom such authority is delegated by the Board of Directors, the Chairman of the Board or the President; provided, however, that in the case of any such person who is a director, the Company shall have received:
          (1) A written affirmation by such person of such person's good faith belief that the standard of conduct necessary for indemnification by the Company as authorized by law has been met; and

          (2) A written undertaking by or on behalf of such person to repay all amounts so paid or reimbursed if it shall ultimately be determined that such standard of conduct has not been met;

     and provided, further, that in the case of any such person (whether or not such person is a director) such person shall have complied with all requirements imposed by whicheverof the Board of Directors, Chairman of the

        Board,   President  or   other  officer   authorizes  such  payment   or
     reimbursement as conditions to making such payment or reimbursement, which requirements may include a requirement that any such person who is not a director execute an affirmation or undertaking or both. Nothing contained in this paragraph (b) shall be construed to require the Company to pay or reimburse any expenses incurred by any such person prior to the ultimate disposition of such proceeding or to require the Company to pay or reimburse subsequent to the ultimate disposition of such proceeding any expenses incurred by any such person, except as provided in paragraph (a).

     (c) Service in the capacity of a director, officer, employee or agent of the Company shall include service at the request of the Company as a director, officer, partner, trustee, fiduciary, employee or agent of any other corporation or of any partnership, joint venture, trust, other enterprise, or employee benefit plan. Any approval of any settlement may be made by the Board of Directors or, in the case of a settlement by any such person who is not a director, by the Chairman of the Board, the President or any other officer to whom such authority is delegated by the Board of Directors, the Chairman of the Board or the President. Except where reimbursement of expenses is ordered by a court, all determinations as to the reasonableness of any expenses shall be made by the persons authorizing reimbursement or payment thereof.
     (d) The preceding rights to indemnification shall not be exclusive of and shall be in addition to any other rights to which such person would be entitled as a matter of law in the absence of the preceding provisions.

     Section 2-418 of the Maryland General Corporation Law generally provides that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that (i) the act or omission of the director was material to the matter giving rise to the proceeding, and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

     Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. The termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in the preceding paragraph. The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet that standard of conduct.

     A director may not be indemnified in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received. Indemnification may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct described above. Such determination must be made:

     (i) by the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the

          matter by  a majority vote of  the full board in  which the designated directors who are parties may participate;
     (ii) by special legal counsel selected by the board of directors or a committee of the board by vote as set forth in the preceding subparagraph (i), or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or

    (iii) by the stockholders.
     Authorization of indemnification and determination as to reasonableness of expenses must be made in the same manner as the determination that
   indemnification  is   permissible.    However,  if   the  determination  that
   indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses must be made in the manner specified in subparagraph (ii) above for selection of such counsel.

     Reasonable expenses incurred by a director who is party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of (i) a written affirmation by the director of the director's good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized by the relevant Maryland statutory section has been met; and (ii) a written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met. The undertaking described in the preceding sentence shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.
     Unless limited by the charter, (i) a corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and (ii) a corporation, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

     The Maryland General Corporation Law also generally provides for mandatory indemnification of a director or officer who has been successful, on the merits or otherwise, in the defense of certain proceedings.


   Item 8.     Exhibits

   4.1    Crown Central Petroleum Corporation Employees Savings Plan.

   4.2 Articles Supplementary, filed with the Maryland Secretary of State on March 31, 1994, which changed the ratio of Class A and Class B Common Stock by reclassifying 1 million Common Shares from Class A Common Stock to Class B Common Stock.

   5.1 Opinion of Thomas L. Owsley as to legality of securities being registered.

   23.1 Consent of Thomas L. Owsley is contained within the opinion of counsel attached as Exhibit 5.1.

   23.2   Consent of Ernst & Young.
   24     Power of attorney is contained on page 9.

   28 The Crown Central Petroleum Corporation Employees Savings Plan. The undersigned Registrant hereby undertakes to submit the Plan and any amendment thereto to the Internal Revenue Service in a timely manner and will make all changes required by the Internal Revenue Service in order to qualify the Plan under Section 401 of the Internal Revenue Code.
   _______________


   Item 9.     Undertakings
   (a)    The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   provided, however, that paragraphs (a) (1) (ii) and (a) (1) (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses

           incurred or paid by a director,  officer or controlling person of the
   Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES


   The Registrant. Pursuant to the requirements of the Securities Act of 1933, Crown Central Petroleum Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on the 28th day of April, 1994.
                         CROWN CENTRAL PETROLEUM CORPORATION



                         By:  Henry A. Rosenberg, Jr.
                              Henry A. Rosenberg, Jr.

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Henry A. Rosenberg, Jr., Charles L. Dunlap, Edward L. Rosenberg, John E. Wheeler, Jr. and Thomas L. Owsley, and each of them singly, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


     Signature                Title                    Date

                         Chairman of the Board and     4/28/94
   Henry A. Rosenberg, Jr.    Chief Executive Officer
   Henry A. Rosenberg, Jr.    (Principal Executive Officer)


   Charles L. Dunlap     Director, President and Chief 4/28/94
   Charles L. Dunlap     Operating Officer


   Directors:

   Jack Africk                Director                 04/28/94
   Jack Africk


   George L. Bunting, Jr.     Director                 04/28/94
   George L. Bunting, Jr.


   Michael F. Dacey           Director                 04/28/94
   Michael F. Dacey

   Robert M. Freeman          Director                 04/28/94
   Robert M. Freeman


   Thomas M. Gibbons          Director                 04/28/94
   Thomas M. Gibbons


   Patricia A. Goldman        Director                 04/28/94
   Patricia A. Goldman

   William L. Jews            Director                 04/28/94
   William L. Jews


   Malcolm McNair             Director                 04/28/94
   Malcolm McNair


   Phillip W. Taff            Director                 04/28/94
   Phillip W. Taff


   Bailey A. Thomas           Director                 04/28/94
   Bailey A. Thomas


   Edward L. Rosenberg     Senior Vice President-Finance
   Edward L. Rosenberg   and Administration            4/28/94
                         (Principal Financial Officer)

   John E. Wheeler, Jr.    Vice President - Treasurer and
   John E. Wheeler, Jr.       Controller (Principal    4/28/94
                              Accounting Officer)


   The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on April 28, 1994.

                    Crown Central Petroleum Corporation Employees Savings Plan

                    By: Henry A. Rosenberg, Jr.
                        Henry A. Rosenberg, Jr., Substitute Administrator

                                 Index to Exhibits
   Sequentially
   Numbered
   Exhibit                                                                  Page


   4.1         Crown   Central   Petroleum   Corporation   Employees
               Savings Plan.                                                  13

   4.2         Articles  Supplementary,  filed  with   the  Maryland
               Secretary of State  on March 31, 1994,  which changed
               the ratio of Class A and Class B Common Stock by reclassifying 1 million Common Shares from Class A
               Common Stock to Class B Common Stock.                         131

   5.1         Opinion  of  Thomas  L.  Owsley  as  to  legality  of
               securities being registered.                                  134

   23.1 Consent of Thomas L. Owsley is contained within the opinion of counsel attached as Exhibit 5.1.

   23.2        Consent of Ernst & Young.                                     135
   24          Power of attorney is contained on page 9.

   28 The Crown Central Petroleum Corporation Employees Savings Plan. The undersigned Registrant hereby undertakes to submit the Plan and any amendment thereto to the Internal Revenue Service in a timely manner and will make all changes required by the Internal Revenue Service in order to qualify the Plan under Section 401 of the Internal Revenue Code.
   _________